                                                         Exhibit 10




                            ASSET PURCHASE AGREEMENT

                                    between

                            IOCHPE-MAXION OHIO, INC.

                                      and

                           THE LAMSON & SESSIONS CO.

                               Dated May 4, 1994

                               TABLE OF CONTENTS

                                                                                                           Page

1.            Sale and Purchase of Assets; Lease of Cleveland Plant; Phase II Study . . . . . . . . . . . .  1
1.1           Sale and Purchase of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2           Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.3           Lease of Cleveland Plant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.4           Environmental Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.5           Destruction of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

2.            Assumed and Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.1           Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.2           Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

3.            Purchase Price; Terms of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.1           Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.2           Calculation of Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.3           Review of Closing Date Statement; Resolution of any Dispute . . . . . . . . . . . . . . . . . 10
3.4           Payment of Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

4.            Closing; Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.1           Date and Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.2           Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.3           Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.4           Filing of Documents for Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.5           Possession  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

5.            Representations, Warranties, and Agreements by Seller . . . . . . . . . . . . . . . . . . . . 14
5.1           Organization; Standing; Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.2           Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.3           Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
5.4           Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
5.5           No Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
5.6           Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
5.7           Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.8           Transferred Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.9           Patents, Trade Names, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.10          Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.11          Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.12          Permits and Licenses; Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.13          Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.14          Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
5.15          No Legal Violations; Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.16          No Pending or Threatened Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . 24
5.17          Operation of the Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
5.18          Product Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
5.19          Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
5.20          Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24


                                                                                                               Page

5.21          Buyer's Ability to Operate the Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
5.22          Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

6.            Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
6.1           Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
6.2           Corporate Power; Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
6.3           Non-Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
6.4           No Governmental Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
6.5           Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

7.            Covenants by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
7.1           Conduct the Business to the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
7.2           Maintain Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.3           Advise Buyer of Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.4           Access for Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.5           Third-Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.6           Compliance with Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.7           Transfer of Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
7.8           Prohibition on Seeking Competing Offers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
7.9           State Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
7.10          Title Commitment; Title Policy; Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
7.11          Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

8.            Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
8.1           Compliance with Conditions; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
8.2           Treatment of Employees after Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
8.3           Access for Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
8.4           Covenants and Other Provisions Regarding Group Health Plans . . . . . . . . . . . . . . . . . . . 36

9.            Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
9.1           Representations and Warranties True on Closing Date . . . . . . . . . . . . . . . . . . . . . . . 38
9.2           Compliance with Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
9.3           No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
9.4           Third-Party Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
9.5           Opinions of Counsel for Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
9.6           Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
9.7           Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
9.8           Title Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

10.           Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
10.1          Representations and Warranties True on Closing Date . . . . . . . . . . . . . . . . . . . . . . . 39
10.2          Compliance with Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
10.3          No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
10.4          Third Party Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
10.5          Opinion of Counsel for Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
10.6          Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
10.7          Guaranty of Iochpe-Maxion S.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

11.           Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                                                                                                     Page


12.           Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

13.           Bulk Sales Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

14.           Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

15.           Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

16.           Public Announcements and Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

17.           Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
17.1          Indemnifications by Seller for General Claims . . . . . . . . . . . . . . . . . . . . . 41
17.2          Limitations on General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . 42
17.3          Indemnification by Seller for Excluded Liabilities  . . . . . . . . . . . . . . . . . . 42
17.4          Indemnification by Seller for Certain Employee Claims . . . . . . . . . . . . . . . . . 42
17.5          Notice; Other Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
17.6          Limitations on Seller's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 44
17.7          Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

18.           Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

19.           Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

20.           Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

21.           Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

22.           Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

23.           Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

24.           Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

25.           Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

                            ASSET PURCHASE AGREEMENT


                 THIS AGREEMENT, made as of the 3rd day of May, 1994, is entered into between Iochpe-Maxion Ohio, Inc., an Ohio corporation ("Buyer"), and The Lamson & Sessions Co., an Ohio corporation ("Seller").

                 Seller owns certain assets which are used in the business of its Midland Steel Products Co. Division ("Midland Steel"), which is the manufacture of automotive and truck frames and frame components (the "Business"), which Midland Steel conducts at its plant located at 10615 Madison Avenue, Cleveland, Ohio 44101 (the "Cleveland Plant") owned by Seller and at 2500 Beloit Avenue, Janesville, Wisconsin 53545 (the "Janesville Plant"; together with the Cleveland Plant, the "Plants") which is leased by Seller pursuant to a Lease Agreement (the "Janesville Lease") dated February 22, 1989, between Seller, as lessee, and Donald W. Helgesen Commercial and Industrial Development Company, as lessor, to which Helgesen Properties, Inc., a Wisconsin Corporation, (the "Janesville Lessor") is the successor by assignment. Seller and Buyer wish to provide for the lease of the Cleveland Plant by Seller to Buyer, and for the sale by Seller to Buyer of substantially all the assets and rights of Seller, including the Janesville Lease and other than the Cleveland Plant, used in the Business in accordance with the terms and conditions hereinafter set forth.

                 In consideration of the payments herein provided for and the covenants herein contained, the parties agree as follows:

                 1. SALE AND PURCHASE OF ASSETS; LEASE OF CLEVELAND PLANT; PHASE II STUDY.

                 1.1 SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing (as defined in Section 4.1 hereof), the rights, properties and assets listed and described in this Section 1.1, except the Excluded Assets (as defined in Section 1.2 hereof) (collectively, the "Transferred Assets"). As used in this Agreement, assets, properties and rights "used directly in the Business" or "relating directly to the Business" mean assets, properties and rights of Seller as of the Closing Date exclusively pertaining to the conduct of the Business, and exclude assets, properties and rights owned, used, held or acquired by Seller for use in, or arising or existing in connection with, any of its other businesses. The Transferred Assets shall be the following (except as aforesaid):

                 (a) EQUIPMENT. All of the fixed assets, leasehold improvements, machinery and equipment, trade fixtures, tools (including tooling inventory), parts, supplies and supporting equipment, shelving, material handling equipment, office furniture and equipment, and other items owned (or leased, to the extent of such leasehold interest) by Seller and used in the Business and located at the Plants on the Closing Date, including without limitation, substantially all of the machinery, equipment, and other items identified on the Equipment List attached hereto as Schedule 1.1(a) (the "Equipment").

                 (b) RECEIVABLES AND ADVANCES. All notes and accounts receivable of Seller on the Closing Date relating directly to the Business, including, without limitation, accounts receivable and notes receivable.

                 (c) CASH OF MIDLAND STEEL. Petty cash of Midland Steel on hand at either Plant on the Closing Date.

                 (d) INVENTORY. All materials, parts, work in progress and finished goods owned by Seller on the Closing Date and used directly in the Business, including without limitation such inventory located in, or in transit to or from, either of the Plants or any other location identified on Schedule 5.11, or at, or in transit to or from, any facility of Seller's customers, including, without limitation, General Motors Corporation, or any vendor of Seller (the "Inventory").

                 (e) LEASES AND CONTRACTS. All rights and interests in and to (i) security, utility, vendor and other deposits and prepaid items of Seller to the extent included in the Closing Date Statement (as defined in Section 3.2), (ii) the Janesville Lease (the premises demised by the Janesville Lease referred to herein as the "Leased Real Property"), (iii) all the contracts, agreements and other arrangements identified on the Transferred Contracts List attached hereto as
         Schedule 1.1(e)(iii) (the "Transferred Contracts"), and (iv) all leases of machinery, equipment, computers or other personal property of Seller as listed on the Personal Property Lease List attached hereto as Schedule 1.1(e)(iv) (the "Personal Property Leases").

                 (f) PERMITS. All licenses, permits, approvals and qualifications, issued by any Federal, state, or local governmental entity or other jurisdiction or instrumentality (foreign or domestic) that are used directly in the Business in effect on the Closing Date and as listed on the Permit List attached hereto as Schedule 1.1(f) (the "Permits").

                 (g) DOCUMENTS AND RECORDS. All documents, software, and written or computerized records of Seller, wherever located, used directly in the Business relating directly to the ownership, use, maintenance or repair of any of the Transferred Assets such as specifications, blueprints, drawings, design data, catalogs, maps, instruments, real estate documents and records, all construction, repair and maintenance, management and asset history records and files, surveys, engineering information, manuals, written procedures, bills of material, customer lists, delivery, billing and collection records, marketing and sales materials, analyses, and reports, production routings, inspection records, inventory records, payroll and personnel records, cost and sales records, lists of suppliers, documents and records relative to suppliers, subcontractors, and sales representatives, and related files.

                 (h) INTELLECTUAL PROPERTY; OTHER INTANGIBLE PROPERTY. All of the written or computerized materials of Seller used directly in the Business relating to distribution, servicing, processing, fabrication, research and development results, trade secrets and know-how, research reports, notebooks, correspondence, trademarks and service marks and any registrations thereof or applications for registration therefor, trade names, including the name "Midland Steel," inventions, patents, patent applications, copyrights, copyright registrations and applications for copyright registration, or any other similar type of proprietary intellectual property right, which is owned by Seller and used directly in the Business (collectively, the "Intellectual Property") including, without limitation, the Intellectual Property listed on Schedule 1.1(h) attached hereto (the "Intellectual Property List").

                 (i) BOOKS AND RECORDS. All written or computerized financial, tax, and other books and records of Seller wherever located relating exclusively to the Business; provided that Seller may retain copies of any such books and records required or useful for purposes of preparing or confirming information in its tax returns or financial statements.

                 (j) BENEFIT PLAN ASSETS All of Seller's rights in and with respect to the assets of the Midland Steel Products Co. Retiree Medical Benefit Trust Agreement for former Cleveland Plant Employees Represented by Local No. 486 and, subject to Section 8.2(f), the "BeneMax Trust" with Blue Cross/Blue Shield of Wisconsin.

                 (k) CERTAIN CLAIMS. Any claims of Seller against insurers or any other parties made by Seller to restore, repair or correct any defect or damage to any property, or violation or default under any contract, included in the Transferred Assets unless and to the extent that (i) Seller shall have, prior to the Closing, incurred expenses that are the subject of the claim to effect such restoration, repair or correction or (ii) any such defect, damage, violation or default is otherwise reflected on the Closing Date Statement.

                 1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets of Seller (the "Excluded Assets") will be retained by Seller and will not be included in the Transferred Assets:

                 (a) CLEVELAND PLANT. The premises demised by the Cleveland Lease, as defined in Section 1.3.

                 (b) BANK DEPOSITS. All cash on deposit in banks, certificates of deposit and similar items.

                 (c) PREPAID EXPENSES AND DEPOSITS. All security, utility, vendor and other deposits and prepaid items of Seller not included in the Closing Date Statement.

                 (d) BENEFITS PLANS. All assets associated with Seller's Benefit Plans (as defined in Section 5.13), to the extent such assets are not Transferred Assets pursuant to Section 1.1(j).

                 (e) THIRD PARTY ASSETS. All assets located at either of the Plants but owned by third parties and not leased to Seller or otherwise used by Seller directly in the Business.

                 (f) ORDINARY COURSE OF BUSINESS DISPOSITIONS. All rights, properties and assets which shall have been sold, transferred, assigned, consumed or disposed of by Seller prior to the Closing in transactions conducted in the ordinary course of business of the Business or otherwise not in breach of this Agreement, whether or not listed on any Schedule hereto.

                 (g) INSURANCE POLICIES AND CLAIMS. All insurance policies of Seller relating to the Business and all rights of Seller to insurance claims and proceeds arising from or related to the operation of the Business prior to the Closing other than claims transferred to Buyer pursuant to Section 1.1(k).

                 (h) CERTAIN CLAIMS. All rights to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of the Excluded Assets.

                 (i) TAX CLAIMS. All claims of Seller for refunds or credits with respect to local real estate taxes and any other United States Federal, state or local taxes, of whatsoever nature, with respect to taxes paid or tax returns filed by Seller.

                 (j) CERTAIN RECORDS. The corporate minute books and records, stock books and ledgers, corporate seals, and income tax records and returns of Seller, any accounting, financial and cost records not relating exclusively to the Business and any worksheets, notes, files, or documents primarily related thereto, wherever located.

                 (k) NAME; CERTAIN SUPPLIES. Any right to the name "Lamson & Sessions," any office supplies or business forms that include that name and assets or rights relating to businesses conducted by Seller other than the Business and not included in the Transferred Assets.

                 1.3 LEASE OF CLEVELAND PLANT. Subject to the terms and conditions of this Agreement, at the Closing, Seller, as lessor, and Buyer, as lessee, shall enter into the Lease in the form of Exhibit A to this Agreement (the "Cleveland Lease") providing for the lease by Seller to Buyer of the Cleveland Plant, and the obligation and option of Buyer to purchase the Cleveland Plant, upon the further terms and conditions specified in the Cleveland Lease and in the exhibits and attachments thereto.

                 1.4 ENVIRONMENTAL AGREEMENT. The Cleveland Lease contemplates the conduct of a "Phase II" study, a Phase II report and development and implementation of a remedial action plan, as applicable, relating to certain environmental matters involving the Plants and the sites of the Plants. The Environmental Agreement, dated the date hereof, a copy of which is attached to this Agreement as Exhibit B (the "Environmental Agreement"), sets forth the agreement of Seller and Buyer as to the procedures, scope of investigation, consultants' report and other matters relating to the Phase II study, and Seller and Buyer agree to proceed cooperatively under the terms of the Environmental Agreement from and after the date of this Agreement with respect to the Phase II study and report.

                 1.5 DESTRUCTION OF ASSETS. In the event that any portion of the Transferred Assets or of the Cleveland Plant, material to the ongoing operations of the Business is damaged or destroyed by fire or other cause prior to the Closing Date, but the Transferred Assets and the Cleveland Plant may be restored so as to render them capable of reasonable and safe ongoing operation within 60 days of such event, in Seller's best judgment, then this Agreement shall remain in full force and effect (provided that Buyer shall have no obligation to close the transaction contemplated herein until such restoration is complete and reasonably satisfactory to Buyer) and Seller shall proceed to effect such restoration. In the event that either (a) Seller determines that such restoration cannot be completed within such 60 day period or (b) Seller fails to complete such restoration within such 60 day period, Buyer may, at its option and in its sole discretion, (i) terminate this Agreement or (ii) complete the transaction contemplated by this Agreement and receive the proceeds of the insurance carried by Seller (or the proceeds remaining after Seller shall have attempted to effect such restoration) covering such damage or destruction plus an amount equal to any applicable deductibles, provided that, within thirty days after receipt of notice from Seller of the events specified in either (a) or (b) above, which notice shall identify the portion of the Transferred Assets damaged or destroyed (or remaining unrestored) and the available insurance proceeds with respect thereto, Buyer shall have given notice to Seller of its intention to complete the transaction.

                 2.       ASSUMED AND EXCLUDED LIABILITIES.

                 2.1 ASSUMPTION OF LIABILITIES. Upon the Closing in accordance with this Agreement, Buyer shall assume the liabilities and obligations of Seller, whether primary or secondary, direct or indirect, absolute or contingent, relating directly to the Business set forth below (the "Assumed Liabilities"):

                 (a) LEASES AND TRANSFERRED CONTRACTS. All liabilities and obligations existing or arising under the Janesville Lease and all Transferred Contracts to the extent they relate to any period at or after the Closing.

                 (b) CLOSING DATE STATEMENT LIABILITIES. All liabilities and obligations reflected on the Closing Date Statement.

                 (c) CERTAIN BENEFIT PLANS. Certain liabilities and obligations of Seller arising with respect to Seller's Benefit Plans, but only (i) to the extent reflected in the Closing Date Statement defined in Section 3.2(b) and as set forth on the Assumed Benefit Plans List attached hereto as Schedule 2.1(c) or as supplemented on the Closing Date, or (ii) as set forth in Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(f).

                 (d) PRODUCT RETURNS AND WARRANTIES. All liabilities and obligations with respect to any product return or product warranty relating to products of the Business which were produced or sold by Seller prior to the date of the Closing or which were held in the inventory of the Business at such date.

                 (e) EMPLOYEES. Buyer shall be responsible for payment of any and all wages or salary, vacations, holidays, bereavement pay, jury duty pay, disability income, sick leave pay, fringe benefits or other perquisites of employment, payroll taxes and other payroll-related expenses for Continuing Employees (as defined in Section 8.2(b)) to the extent reflected on either the Closing Date Statement or on the personnel records for Midland Steel maintained at the Plants, provided that any such liability not reflected on the

         Closing Date Statement shall have arisen only after December 31, 1993 and shall not require any payment to any Continuing Employee of more than his or her regular salary payments.

                 2.2 EXCLUDED LIABILITIES. Except for the liabilities and obligations expressly referred to in Section 2.1, Buyer will not assume or otherwise be responsible for any liabilities or obligations of Seller, regardless of nature (the "Excluded Liabilities"), including, without limitation, the following liabilities and obligations relating to or arising out of the operation of the Business prior to the Closing:

                 (a) LITIGATION AND CLAIMS. Any claims, liabilities, losses, damages or expenses relating to any litigation, proceeding or investigation of any nature (whether presently known or hereafter arising) arising out of or alleged to arise out of the Business or the operations of Seller, Midland Steel, or any of its subsidiaries, affiliates, predecessors or assignors including, without limitation, any claims or liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any product liability claims.

                 (b) TAX LIABILITIES. Tax liabilities on or measured by income of any and all kinds (federal, state, local, and foreign) of Seller, for periods ending on or prior to the Closing Date or with respect to personal property taxes attributable to any date or period prior to the Closing Date, including, without limitation, any liabilities for sales or use taxes, or taxes, liabilities for withheld Federal and state income, employee F.I.C.A. (Federal Insurance Contribution Act) or employer F.I.C.A., except for accrued real estate taxes reflected on the Closing Date Statement.

                 (c) LIABILITIES AS EMPLOYER. Any liabilities of Seller with respect to any retirement, welfare, or other employee benefit of employees or former employees of Seller and Midland Steel or any affiliate of Seller relating to employment on or prior to the Closing Date or any plan or arrangement maintained in connection therewith, except for benefits under Benefits Plans that are Assumed Liabilities pursuant to Section 2.1(c) or that are other employee liabilities of Seller assumed under Section 2.1(e) and any liabilities of Seller to any employee, former employee, beneficiary, provider, insurer, consultant, government agency, or otherwise arising out of any injury or other event prior to the Closing Date under applicable workers compensation or similar laws.

                 (d) TRANSACTIONAL COSTS. Any fees and expenses incurred by Seller in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, disbursements, and expenses of Seller's attorneys, accountants, and consultants.

                 (e) INDEBTEDNESS. Any indebtedness of Seller or obligations to any persons who have lent money or provided services to Seller including its loan for the Janesville Plant.

                 (f) ENVIRONMENTAL LIABILITIES. Except to the extent otherwise agreed in the Lease or Environmental Agreement, any liabilities or obligations, arising at any time before, at the time of, or after the Closing under Federal, state or local environmental laws or resulting from the generation, storage, treatment, reclamation, recycling, transportation, handling, disposal, release or threatened release of any "Regulated Material," as such term is defined in the Environmental Agreement (the "Regulated Material") by Seller or by any other person, including without limitation, any third parties with whom Seller may have contracted to store, transport, handle, recycle, reclaim or dispose of any of the foregoing, in relation to the Business during the period prior to the Closing or in respect of the operations of Seller or its subsidiaries, affiliates, predecessors, or assignors, including without limitation, any liability or obligation for remediating environmental conditions wheresoever located.

                 (g) CHECKS. All liabilities and obligations for outstanding Midland Steel checks issued on or prior to the Closing Date.

                 3. PURCHASE PRICE; TERMS OF PAYMENT. The aggregate purchase price (the "Purchase Price") to be paid by Buyer for the Transferred Assets shall be (i) the assumption by Buyer, as of the Closing Date, of the Assumed Liabilities and (ii) the payment to Seller on the Closing Date of U.S. $18,076,633 (the "Cash Purchase Price"). The Cash Purchase Price means 110% of the Estimated Total Net Investment minus $400,000. The "Estimated Total Net Investment" means the difference between the net book value of the assets to be transferred and liabilities to be assumed, as set forth on the "Pricing Balance Sheet" of Seller as of March 26, 1994 (as defined in Section 5.3). The amount of the Cash Purchase Price shall be paid in immediately available funds by, at Seller's option, either wire transfer to an account designated by Seller to Buyer in writing at least 5 days before the Closing, or by a bank check payable to Seller.

                 3.1 ALLOCATION. The Purchase Price shall be allocated among the Transferred Assets in the manner indicated on Exhibit C attached hereto. Seller and Buyer each agree, except as otherwise required by law, not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 3.1.

                 3.2 CALCULATION OF POST-CLOSING ADJUSTMENT. (a) The Purchase Price set forth in Section 3 will be adjusted following the Closing Date to reflect any differences between the Estimated Total Net Investment as set forth on the Pricing Balance Sheet and the net book value of the assets transferred and liabilities assumed as of the Closing Date (the "Closing Total Net Investment"). The Closing Total Net Investment will be determined from the Closing Date Statement (as defined below).

                 (b) Seller shall prepare a balance sheet as of the close of business on the Closing Date (the "Closing Date Statement"). The Closing Date Statement shall be prepared in a manner consistent with the Divisional Balance Sheet and the adjustments made to the Divisional Balance Sheet to create the Pricing Balance Sheet, as set forth in Section 5.3, provided that
(i) no adjustments shall be made by Seller on the Closing Date Statement from the Divisional Balance Sheet for additional depreciation on any fixed assets of Seller reflected on the Divisional Balance Sheet and (ii) accruals with respect to the Seller's Benefit Plans to be assumed by Buyer shall be made on the basis of actuarial computations as of the Closing Date to be provided by Seller's actuaries, Coopers & Lybrand. At the option of Buyer, exercisable by written notice given not less than ten days prior to the Closing Date, Seller shall take a physical inventory on the weekend preceding the Closing Date, which physical inventory shall be included in the Closing Date Statement to be prepared by Seller. Buyer or its representatives may observe the physical inventory. Not later than 45 days after the Closing Date, Seller shall furnish the Closing Date Statement to Buyer's independent certified public accountants, Price Waterhouse ("PW"), to audit the items identified in the report (in the form of Schedule 3.2(b)) as reflected in the Closing Date Statement and to make such adjustments (the "Proposed Adjustments") therein as shall be necessary for PW to deliver its report in the form of Schedule 3.2(b); provided that PW shall not be obliged to deliver such report until completion of the process contemplated by Section 3.3, and that PW shall complete its audit within 30 days of Buyer's receipt of the Closing Date Statement.

                 (c) Buyer will give representatives of Seller access to the Plants and to the books and records of the Business for purposes of preparing the Closing Date Statement and will cause appropriate Buyer personnel to assist Seller and its representatives in the preparation of the Closing Balance Sheet and shall otherwise cooperate fully with Seller in the preparation of the Closing Date Statement. Seller will give Buyer and PW access to the books and records of the Seller necessary for PW to audit the items included in the Closing Date Statement.

                 3.3 REVIEW OF CLOSING DATE STATEMENT; RESOLUTION OF ANY DISPUTE. Following receipt of the Proposed Adjustments, Seller will be afforded a period of 15 days to review the Proposed Adjustments and to complete any review that it wishes to conduct. At or before the end of the 15 day review period, Seller will either (a) accept the Proposed Adjustments to the Closing Date Statement in their entirety or (b) deliver to Buyer written notice identifying the items in the Proposed Adjustments that Seller disputes and the basis for Seller's objection. If Seller does not deliver any such written notice within the 15 day review period, Seller will be deemed to have accepted the Proposed Adjustments. Within a period of 14 days from the end of the 15 day review period, the parties will attempt in good faith to resolve any disputed items. If they are unable to do so, the remaining disputed items will be referred to a nationally recognized firm of certified public accountants agreed to by Buyer and Seller for resolution. The parties will share equally the cost of the certified public accountants. The resolution of the disputed items, as determined by such certified public accountants will be binding on the parties.

                 3.4 PAYMENT OF POST-CLOSING ADJUSTMENT. If the Estimated Total Net Investment is more than $100,000 greater than Closing Total Net Investment (determined under Sections 3.2 and 3.3), then Seller shall pay to Buyer an amount equal to 110% of the entire difference. If the Closing Total Net Investment (determined under Sections 3.2 and 3.3) is more than $100,000 greater than the Estimated Total Net Investment, Buyer shall pay to Seller an amount equal to 110% of the entire difference. If in either such case the difference is less than $100,000, neither party will pay any additional amount to the other. Payment of any amount due under this Section 3.4 shall be made either by wire transfer of immediately available funds to an account designated by the recipient or, at the option of the recipient, by certified or bank check. The amount due shall be paid with interest from the Closing Date to the date of payment at a per annum rate equal to the "prime rate," from time to time, of Society National Bank, Cleveland, Ohio, plus 2.5%. Payment due under this Section 3.4 shall be made not more than 10 business days following the determination of the Closing Total Net Investment under Sections 3.2 and 3.3.

                 4.       CLOSING; CLOSING DATE.

                 4.1 DATE AND TIME. The purchase and sale contemplated by this Agreement (the "Closing") will take place at the offices of Thompson, Hine and Flory, 1100 National City Bank Building, Cleveland, Ohio, at 10:00 a.m. Eastern time, on or about May 26, 1994, or at such other place and time as the parties may agree. Such date is herein referred to as the "Closing Date."

                 4.2 DELIVERIES BY SELLER. If, on or by the Closing Date, all of the conditions specified in Section 9 have been fulfilled or are waived by Buyer, and all of the conditions specified in Section 10 have been fulfilled or are waived by Seller, then, on the Closing Date, Seller will execute and deliver to Buyer, against delivery of the Purchase Price payable at Closing and assumption by the Buyer of the Assumed Liabilities, the following documents and instruments of transfer:

                 (a) Good standing certificate for Seller, dated not more than 30 days before the Closing Date, issued by the Secretary of State of the State of Ohio.

                 (b) Good standing certificate for Seller, dated not more than 30 days before the Closing Date, issued by the Secretary of State of Wisconsin.

                 (c) Copy of Articles of Incorporation of Seller, certified by the Secretary of State of the State of Ohio not more than 30 days before the Closing Date.

                 (d)      Copy of Regulations of Seller.

                 (e) Copy of resolutions of the Board of Directors of Seller authorizing the sale of the Transferred Assets, execution of this Agreement, the Cleveland Lease, the Environmental Agreement and the transactions contemplated hereby and thereby.

                 (f) A certificate in the name of Seller, dated the Closing Date and executed by a duly authorized officer, certifying (i) to the signature and office of each individual executing documents on behalf of Seller and (ii) that the copies of the Articles of Incorporation, Regulations and resolutions of Seller delivered pursuant to items (c), (d) and (e) of this Section 4.2 are true and correct and in full force and effect on the Closing Date.

                 (g) Certificate in the name of Seller, dated the Closing Date, and executed by a duly authorized officer certifying the fulfillment of the conditions stipulated in Sections 9.1, 9.2, 9.3 and 9.4.

                 (h) Mark-ups of the Title Commitments indicating the form in which Title Company proposes to issue the Title Policies.

                 (i) General Assignment and Bill of Sale, executed by Seller and dated the Closing Date, in the form of Exhibit G attached hereto.

                 (j) Assumption Agreement, executed by Seller and dated the Closing Date, in the form of Exhibit H attached hereto.

                 (k)      Assignment and Assumption of Benefit Plans.

                 (l) Assignments of Patents in form recordable in the patent office of each country of issuance.

                 (m)      Assignment of Trade Name Form.

                 (n) Cleveland Lease, executed by Seller and dated the Closing Date, in the form of Exhibit A attached hereto.

                 (o) State of Ohio Department of Taxation Sales and Use Tax Unit Exemption Certificate.

                 (p)      Appropriate Receipts.

                 4.3 DELIVERIES BY BUYER. If, on the Closing Date, the conditions specified by Section 9 have been fulfilled or waived by Buyer and Seller as set forth in Section 4.2, then Buyer will execute and deliver to Seller, against delivery of the Transferred Assets, the following documents:

                 (a) Good standing certificate as to the existence of Buyer, dated not more than 30 days before the Closing Date, issued by the Secretary of State of the State of Ohio.

                 (b) Good standing certificate for Buyer dated not more than 30 days before the Closing Date, issued by the Secretary of State of the State of Wisconsin.

                 (c) Copy of Articles of Incorporation of Buyer, dated not more than 30 days before the Closing Date, certified by the Secretary of State of the State of Ohio.

                 (d)      Copy of Regulations of Buyer.

                 (e) Copy of resolutions of Board of Directors of Buyer authorizing the purchase of the Transferred Assets, the execution of this Agreement, the Cleveland Lease, the Environmental Agreement, and the transactions contemplated hereby and thereby.

                 (f) A certificate in the name of Buyer, dated the Closing Date and executed by a duly authorized officer, certifying (i) to the signature and office of each individual executing documents on behalf of Buyer and (ii) that the copies of the Articles of Incorporation, Regulations and resolutions of Buyer delivered pursuant to items (c),
         (d) and (e) of this Section 4.3 are true and correct and in full force and effect on the Closing Date.

                 (g) Certificate in the name of Buyer executed by any duly authorized officer and dated the Closing Date certifying the fulfillment of conditions stipulated in Sections 10.1, 10.2 and 10.3.

                 (h) Assumption Agreement, executed by Buyer and dated the Closing Date, in the form of Exhibit H hereto.

                 (i)      Assignment and Assumption of Benefit Plans.

                 (j) Cleveland Lease, executed by Buyer and dated the Closing Date, in the form of Exhibit A hereto.

                 (k)      Appropriate Receipts.

                 4.4 FILING OF DOCUMENTS FOR CLOSING. The following documents shall be provided by Seller or Buyer, as indicated, to the Title Company for filing at the appropriate location(s) in connection with the Closing; all such documents shall be deemed delivered at the Closing and shall be filed on the Closing Date to the extent required by law or to perfect a security or other interest of Buyer or Seller, or otherwise as promptly thereafter as possible:

                 (a) Memorandum of Lease for the Cleveland Lease, to be signed and acknowledged by Seller and Buyer, and filed with the Cuyahoga County Recorder, Cleveland, Ohio (the "Cuyahoga County Recorder");

                 (b) In the event that the Metlife Capital Corporation mortgage on the Janesville Plant has not been subordinated to the Janesville Lease, an Estoppel Certificate and Consent to Assignment to be executed by Metlife Capital Corporation and by the Janesville Lessor, in form and substance reasonably satisfactory to Buyer, and to be filed with the Register of Deeds of Rock County, Wisconsin (the "Rock County Register");

                 (c) Estoppel, Non-Disturbance, Subordination and Attornment Agreement (the "GECC Consent") to be signed by General Electric Capital Corporation ("GECC"), Buyer and Seller, in form and substance reasonably satisfactory to Buyer, and filed with the Cuyahoga County Recorder;

                 (d) Termination Statements on Form UCC-7 with respect to all security interests of record of GECC in the Transferred
         Assets wherever located; and

                 (e) the Janesville Lease Assignment, to be filed with the Rock County Register.

                 4.5 POSSESSION. Possession of all of the Transferred Assets will be delivered to Buyer at the time of Closing and the Cleveland Lease and the assignment to Buyer of the Janesville Lease and the Transferred Contracts will be effective as between Seller and Buyer at the time of Closing. To the extent that the assignment of the Janesville Lease, or any Transferred Contract, permit, or license to be assigned or transferred to Buyer under this Agreement shall require the consent of any other party or shall be subject to any option in favor of any third person by reason of any transfer to Buyer, this Agreement shall not constitute a contract to assign if an attempted assignment would (i) constitute a breach thereof, or (ii) create rights in others not desired by Buyer, or (iii) create rights in third parties against Seller. Seller shall use all reasonable efforts, and Buyer shall cooperate where appropriate, to obtain consent to any such assignment. If any such consent other than the Indispensable Consents is not obtained, Seller shall cooperate with Buyer in any commercially reasonable arrangement reasonably requested by Buyer (which shall not require the payment of any money by Seller) designed to provide for Buyer the benefit, monetary or otherwise, of any such contract, agreement, permit, or license, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Notwithstanding the foregoing, nothing contained in this paragraph shall limit the Buyer's right to require the delivery at the Closing of the Indispensable Consents, as identified in Schedule 7.5.

                 5. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS BY SELLER. Seller represents and warrants to Buyer as follows:

                 5.1 ORGANIZATION; STANDING; CORPORATE POWER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Ohio and has all requisite corporate power to carry on its business as now conducted. Seller has no subsidiaries that are engaged, in any respect, in the Business. Seller is duly qualified to do business as a foreign corporation and is in good standing in Wisconsin and is not required to be so qualified in any other jurisdiction in connection with the Business or the Transferred Assets. No provision of the articles of incorporation or regulations (or similar charter documents) of Seller, or of any agreement to which Seller is a party or by which it is bound, restricts, limits, or affects the transactions contemplated by this Agreement, the Cleveland Lease or the Environmental Agreement, dated the date hereof, by and between Seller and Buyer (the "Environmental Agreement"), or the consummation thereof.

                 5.2 AUTHORIZATION. The Board of Directors of Seller has approved the execution, delivery and performance of this Agreement, the Cleveland Lease, the Janesville Lease Assignment and the Environmental Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, the Cleveland Lease, the Janesville Lease Assignment, the Environmental Agreement and the other instruments for which provision is made herein and to perform its obligations under this Agreement, the Cleveland Lease, the Janesville Lease Assignment, the Environmental Agreement and the other instruments. Upon execution and delivery by Seller (assuming due execution and delivery by the other parties), this Agreement, the Cleveland Lease, the Janesville Lease Assignment, the Environmental Agreement and the other instruments will constitute valid and binding obligations of Seller. No approval of the shareholders of Seller is necessary for the execution, delivery or performance of this Agreement, the Cleveland Lease, the Janesville Lease Assignment or the Environmental Agreement.

                 5.3 FINANCIAL STATEMENTS. The document entitled "MSP-Lamson `Deal Balance Sheet' Mar. 26, 1994" and dated "04/26/94 06:38 P.M." consisting of the unaudited interim balance sheet of the Business as of March 26, 1994 under the heading "Mar. 94 Balance" (the "Divisional Balance Sheet") and the Pricing Balance Sheet, as defined in Section 3, under the heading "Buyer to Acquire" has heretofore been provided by Seller to Buyer and is attached hereto as Schedule 5.3. The adjustments to the Divisional Balance Sheet made to create the Pricing Balance Sheet are those necessary to remove from the Divisional Balance Sheet the Excluded Assets and Excluded Liabilities. Subject to such adjustments in the case of the Pricing Balance Sheet, the Divisional Balance Sheet and the Pricing Balance Sheet have each been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except for the omission of any potential FAS 5 Contingency and except for the omission of footnotes) applied on a consistent basis with prior periods (except as otherwise disclosed to Buyer in writing) and present fairly the financial position of Midland Steel as at such date and fairly set forth the information purported to be shown therein, subject to normal year-end adjustments, which in the aggregate are not material.

                 5.4 UNDISCLOSED LIABILITIES. To Seller's knowledge, the Business does not have any liabilities, fixed or contingent, pending or threatened against Seller, the Business or the Transferred Assets
(collectively, "Liabilities") other than:

                 (a) Liabilities fully shown or reserved against in the Divisional Balance Sheet;

                 (b) Current liabilities, incurred in the ordinary course of business consistent with prior practice by Seller since March 26, 1994;

                 (c) Obligations to be performed under the Leases and the Transferred Contracts;

                 (d) Open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice which Seller is not in material default thereunder;

                 (e) Those described in other provisions of this Agreement; and

                 (f)      Those that are Assumed Liabilities or Excluded
         Liabilities.

                 5.5 NO ADVERSE CHANGE. Since March 26, 1994, except as set forth on Schedule 5.5 hereof, there has not occurred:

                 (a) Any material adverse change in the assets, liabilities, or financial position and results, or operating performance, of the Business;

                 (b) Any damage, destruction, or casualty, to property owned or used by Seller, whether or not covered by insurance, having a material adverse effect on the Business; or

                 (c) Any labor dispute or employee action, materially and adversely affecting the financial position or operations of the Business.

                 5.6      REAL PROPERTY.

                 (a) Seller has fee simple title to the Cleveland Plant. To the best of Seller's knowledge, Seller holds such title free and clear of all mortgages, security interests, title defects, pledges, liens (including, without limitation, mechanics' and/or materialmen's liens), charges, encumbrances, easements, and rights-of-way (collectively, "Title Defects") other than (i) taxes and assessments, both general and special, which are a lien but not yet due and payable, (ii) zoning ordinances of the City of Cleveland, and (iii) the specific exceptions identified in the List of Permitted Exceptions attached hereto as Schedule 5.6A (collectively, the "Permitted Exceptions"). The Permitted Exceptions do not, individually or in the aggregate, materially detract from the value of the Cleveland Plant or materially impair the use of the Cleveland Plant in the Business as presently and ordinarily conducted. No third parties have any rights to use or occupy any of the Cleveland Plant, whether as tenants, subtenants, holders of easements or licenses, or otherwise other than any such rights arising under the Permitted Exceptions. There are no easements, conditions, reservations, covenants, restrictions or any other matters presently of record that adversely affect the use of the Cleveland Plant in the Business as presently conducted. To the knowledge of Seller, there is no proposed curtailment of any utility service to the Cleveland Plant. To the knowledge of Seller, there are no material latent defects in any of the structures located on the Cleveland Plant. Seller has not received any written notice, and otherwise has no knowledge, that the use of the Cleveland Plant by Seller in the Business as presently conducted does not conform with all applicable zoning laws, regulations, and permits. Seller has not received any written notice, and otherwise has no knowledge, of any (x) zoning changes pending or threatened that would prohibit the use of any of the Cleveland Plant in the Business, (y) condemnation, eminent domain, or other legal or equitable proceedings pending or threatened with respect to the Cleveland Plant, or (z) plans by any public authority to install any improvements the cost of which might, in full or in part, be assessed against Seller.

                 (b) LEASED REAL PROPERTY. Seller is not the tenant under any lease of real property in connection with the Business other than the Leased Real Property. Seller has a valid and subsisting leasehold interest as to the Leased Real Property. Such leasehold interest is, to Seller's knowledge, free and clear of all Title Defects created by Seller other than (i) taxes and assessments, both general and special, which are a lien but not yet due and payable, (ii) zoning ordinances of the City of Janesville, and (iii) the specific exceptions identified in the List of Leasehold Permitted Exceptions attached hereto as Schedule 5.6B (collectively, the "Leasehold Permitted Exceptions"). The Leasehold Permitted Exceptions do not, individually or in the aggregate, materially detract from the value of the Leased Real Property or materially impair the use and operation thereof in carrying on the Business as presently and ordinarily conducted. No third parties have any rights to use or occupy any of the Leased Real Property, whether as tenants, subtenants, holders of easements or licenses, or otherwise other than any such rights arising under the Leasehold Permitted Exceptions. There are no easements, conditions, reservations, covenants, restrictions, or any other matters presently of record or otherwise that adversely affect the use of the Leased Real Property in the Business as presently conducted. To the knowledge of Seller, there are no material latent defects in any of the structures located on the Leased Real Property. Seller has not received any written notice, and otherwise has no knowledge, that the use of the Leased Real Property by Seller in the Business as presently conducted does not conform with all applicable zoning laws, regulations, and permits. Seller has not received any written notice, and otherwise has no knowledge, of any (x) zoning changes pending or threatened that would prohibit the use of any of the Leased Real Property in the Business, (y) condemnation, eminent domain, or other legal or equitable proceedings are pending or threatened with respect to the Leased Real Property, or (z) plans by any public authority to install, any improvements the cost of which might, in full or in part, be assessed against Seller.

                 (c) TERMS OF JANESVILLE LEASE. The Janesville Lease is in full force and effect. Seller has heretofore provided to Buyer a complete, true, and correct copy of the Janesville Lease, including any and all modifications or amendments thereof and any supplements thereto. All material terms, conditions, and provisions of the Janesville Lease on the part of Seller and, to Seller's knowledge, of the Janesville Lessor, to be performed have been performed. There is, to Seller's knowledge, no default on the part of the Janesville Lessor and no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a material default by Seller or, to Seller's knowledge, by the Janesville Lessor under the Janesville Lease. The Janesville Lessor has not waived, or extended the time for the performance of, any obligation of Seller under the Janesville Lease. All rent due under the Janesville Lease has been paid in full through the date of this Agreement. There are no security deposits or prepaid rent (including last month's rent in advance) with respect to the Leased Real Property.

                 5.7 TAX MATTERS. Seller has filed all tax returns and tax reports required to be filed by Seller prior to the date of this Agreement with respect to the Business, including, without limitation, any returns and reports pertaining to income taxes, excise taxes, sales and use taxes, payroll taxes, property taxes and franchise taxes, and all taxes, interest, and penalties shown to be due thereon have been paid or shall be paid when required by law.

                 5.8 TRANSFERRED ASSETS. On the Closing Date Seller will convey to Buyer good title to the tangible Transferred Assets free and clear of all mortgages, security interests, title defects, pledges, liens, charges and encumbrances of any kind or description, including any conditional sale or other title retention agreements, and will have full power and authority to convey, assign and transfer such title to all the Transferred Assets to Buyer, in each case except as otherwise described on the List of Encumbrances attached hereto as Schedule 5.8 or included within the Permitted Exceptions or the Leasehold Permitted Exceptions. To the best of Seller's knowledge, the tangible Transferred Assets have been properly maintained and are, and on the Closing Date will be, in sufficiently good condition and repair to permit the operation of the Business after the Closing Date in the same manner in all material respects as the Business was operated prior to the Closing Date. No affiliate of Seller or other person or entity owns, or has any other interest in, any of the Transferred Assets.

                 5.9 PATENTS, TRADE NAMES, ETC. Schedule 1.1(h) contains a complete list or description of all registered trademarks, trade names and patents owned, applied for or used or otherwise held by Seller for use directly in the Business. Seller owns or possesses and, as of the Closing Date, will transfer to Buyer, all registered trademarks, trade names, patents, patent applications, trade secrets, formulae, production outlines, computer programs, product development records and other proprietary information used by Seller directly in the Business. To the best of Seller's knowledge, neither the operation of the Business nor the products sold by Seller infringe upon the proprietary rights of others. Seller has not received any written notice alleging that it has infringed on any other party's intellectual property rights in the conduct of the Business nor challenging the validity in any respect of its ownership or use of any such item or items of intellectual property. To the best of Seller's knowledge, none of the Intellectual Property which, individually or in the aggregate, is material to the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller to any person other than employees, representatives and agents of Seller, except pursuant to written non-disclosure agreements.

                 5.10 CONTRACTS AND COMMITMENTS. The Contracts List attached as Schedule 5.10 is a complete and accurate list of all material contracts, agreements, and commitments directly relating to the Business to which Seller is a party or by which it is bound, including, without limitation, all supplier contracts, rebate arrangements, and consignment or inventory arrangements. Except for contracts, agreements, and commitments identified on the Transferred Contracts List, Seller is not a party to or bound by any of the following that relate directly to the Business, whether oral or written:

                 (a) Contract, agreement or commitment for employment or personal services or any severance agreement or arrangement that is not terminable, without liability or expense, by Seller on 30 days' or less notice;

                 (b) Dealer's, distributor, sales agency, or brokerage agreement;

                 (c) Contract, agreement, or commitment involving a total cost to Seller in excess of $5,000 for capital expenditures or for the maintenance, repair, security or cleaning of either Plant or any fixed assets, grounds, or other property used in the Business;

                 (d)      Contract not made in the ordinary course of business;

                 (e) Rebate arrangement or other similar agreement given to any customer or received from any supplier; or

                 (f) Consignment, inventory, or similar contract with either a supplier or a customer.

Except as disclosed on the Contracts List, Seller has in all material respects performed and is performing all obligations required to be performed by it, and neither Seller nor to the best of Seller's knowledge any other party thereto, is in default in any material respect, under any contract, agreement, or commitment relating to the Business to which any of them are parties. Seller has not received any notice of default under any such contract, agreement, or commitment, nor has any event occurred which with notice or lapse of time or both would constitute a default by Seller thereunder. None of such contracts, agreements, or commitments is subject to any impending cancellation or breach. All contracts are fully assignable by Seller to Buyer without notice to or consent of the other party except as specified in Contracts List attached hereto as Schedule 5.10.

                 5.11 INVENTORY. All of the Inventory was acquired by Seller in the ordinary course of the Business. The Inventory Location List attached hereto as Schedule 5.11 identifies all of the locations of the Inventory.

                 5.12 PERMITS AND LICENSES; COMPLIANCE WITH LAWS. Except as identified on the Permit List attached hereto as Schedule 1.1(f), Seller does not hold any permits, licenses, or other governmental authorizations material to or, to Seller's knowledge, required for the operation of the Business as presently conducted or to the ownership of the Transferred Assets. To the best of Seller's knowledge, the ownership of the Transferred Assets by Seller and the operation of the Business as presently conducted are in compliance in all material respects with applicable orders, laws, ordinances, codes, or regulations, including but not limited to those relating to protection of the environment, civil rights, equal employment opportunity, occupational health and safety, interstate commerce, antitrust, trading with the enemy, and zoning, building, and use requirements, including, without limitation, the Americans With Disabilities Act (the "ADA") and the OSHA Hazard Communication Standard and related Material Safety Data Sheet Compliance. To the best of Seller's knowledge, no investigation is pending concerning any such matter, and Seller has not received any notice of any such violation.

                 5.13     EMPLOYEE BENEFITS.

                 (a) Seller has heretofore provided to Buyer an Employee Benefits List attached hereto as Schedule 5.13, which identifies each agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, sick pay, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by Seller in connection with the Business (the "Benefit Plans"). Except as identified in the Employee Benefit List, none of the Benefit Plans is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                 (b) To the best of Seller's knowledge, all of the Benefit Plans and related trusts are in form and have been administered in compliance in all material respects with all applicable laws, including ERISA and the Code; none of the Benefit Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could subject Buyer to any liability for or with respect to a civil penalty under Section 409 or 502(i) or other section of ERISA or a tax under
         Section 4975 or 4976 or other section of Chapter 43 of Subtitle D of the Code; all amounts required to be paid by Seller to or pursuant to each of the Benefit Plans or related trusts on or before the date of this Agreement have been paid; no employee pension benefit plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code; no "reportable event" within the meaning of Title IV of ERISA which is required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") has occurred with respect to any Benefit Plan subject thereto. No employees of Seller employed directly in connection with the Business participate in any "multi-employer pension plan" within the meaning of the Multi-employer Pension Plan Amendments Act of 1980, as amended. Neither Seller nor an ERISA Affiliate, nor any of their respective directors, officers, employees, or fiduciaries, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law that would subject Buyer to liability under ERISA or any other applicable law, contract, agreement, or commitment. The PBGC has not instituted proceedings to terminate any Benefit Plan that covers employees of the Business, and no condition exists that presents a material risk that such proceedings will be instituted. Except as disclosed in the Employee Benefit List, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Business beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in
         Section 3(2) of ERISA, (iii) deferred compensation accrued on the books of Seller or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). If a Benefit Plan is designed to satisfy the requirements of Section 125,
         Section 401,

         Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or Section 4980B of the Code, the Benefit Plan satisfies such section.

                 (c) Seller has heretofore made available to Buyer true and correct copies of all of the Benefit Plans, the most recent determination letters from the Internal Revenue Service with respect thereto, the most recent annual reports (Form 5500 and the schedules thereto), the most recent summary plan descriptions, and the most recent actuarial valuations.

                 (d) The Employee Benefits List identifies (i) each inactive or former employee of Midland Steel who is on layoff or disability or any other leave, (ii) each former employee of Midland Steel who has any right under the Local 486 Agreement (as defined in Section 8.2) to return to work at Midland Steel, (iii) each former employee of Midland Steel who has retired from Midland Steel since January 1, 1993, and who was covered under the Local 486 Agreement at the time of retirement, and (iv) each present salaried employee of Midland Steel who is now eligible to retire.

                 5.14     LABOR MATTERS.

                 (a)      The Labor Matters List attached hereto as Schedule
         5.14 identifies each collective bargaining agreement to which Seller is a party, each of which is on the date of the Agreement in full force and effect and binding upon Seller and, to the best of Seller's knowledge, the respective other parties thereto.

                 (b) Except as set forth on the Labor Matters List, in connection with the operations of the Business, to the best of Seller's knowledge, Seller is in full compliance with all Federal and state laws respecting employment and employment practices (including the ADA and the Family and Medical Leave Act), terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There are no pending labor grievances, arbitration cases, or pending civil rights and equal employment opportunity charges against Seller, or any settlements, consent orders, or prior decrees of any court or governmental body requiring any continued observance by Seller in connection with the operations of the Business except as set forth and as described on the Labor Matters List. There have not been any work stoppages, strikes, or other significant labor troubles at the location or operations of the Business other than as specified on the Labor Matters List.
         Seller has no pending written labor grievances or arbitration cases relating to the Business except as set forth and described on the Labor Matters List. To the best of Seller's knowledge, and except as set forth on the Labor Matters List, no complaint or charge has been filed with the National Labor Relations Board with respect to Seller alleging any unfair labor practices, there are no grievances, charges, complaints or arbitration cases threatened against Seller or concerning the operations of the Business, and Seller has not received any notice of any such grievances, charges, complaints or arbitration cases.

                 (c) Seller is not a party to, or subject to any obligation, liability, or commitment with respect to any written or oral employment, compensation, bonus, consulting, severance pay, or similar agreement relating directly to the Business other than the agreements referred to and described on the Contracts List or the Employee Benefits List.

                 5.15     NO LEGAL VIOLATIONS; GOVERNMENTAL CONSENTS.

                 (a) The execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to be entered into by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (i) are not prohibited by, do not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, (A) any applicable law, rule, regulation, or any order, writ, injunction, or decree of any court or governmental authority of the United States or any State thereof, including any authority, department, commission, board, bureau, agency, or instrumentality of either of the foregoing, in a manner which would have a material adverse effect on the Business, (B) the Articles of Incorporation and Regulations of Seller or (C) any material contract, indenture, agreement or commitment relating to the Business to which Seller is a party or is bound in a manner which would have a material adverse effect on the Business, and (ii) have not resulted and will not result in the creation or imposition by, through, or under Seller of any lien, encroachment, easement, encumbrance, mortgage, hypothecation, equity, charge, restriction, possibility of reversion, or other similar conflicting ownership or security interest upon any of the Transferred Assets.

                 (b) Except for the filing and expiration or earlier termination of the applicable waiting periods prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act"), no consent, approval, authorization, notice or order of any governmental agency or body of the United States or any state or instrumentality thereof is required for the execution and delivery by Seller of this Agreement and the agreements contemplated hereby to be signed by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, the absence of which would have a material adverse effect on the Business.

                 5.16 NO PENDING OR THREATENED LITIGATION AND CLAIMS. Except as disclosed on the Litigation and Claims List attached hereto as
Schedule 5.16, there is no litigation, suit, proceeding, action, claim, counterclaim, charge, grievance or investigation pending or, to the best of Seller's knowledge, threatened, against Seller relating to or affecting the Business or involving any Transferred Assets or the transactions contemplated by this Agreement, before any court, governmental agency or other tribunal.

                 5.17 OPERATION OF THE BUSINESS. Except as set forth on the Government Notice List attached hereto as Schedule 5.17, Seller has not received during the immediately preceding twelve month period prior to the date hereof a written notice or citation from a governmental agency or authority asserting that the operation of the Business fails to comply in any material respect with the requirements of applicable laws and regulations of Federal, state, or local government authorities.

                 5.18 PRODUCT WARRANTY. The Product Warranty List attached hereto as Schedule 5.18 contains an accurate, correct, and complete list of all written warranties, warranty policies, service and maintenance agreements of the Business granted or issued since January 1, 1991. The product warranty and return experience for the 15 months ended March 26, 1994, is set forth on the Product Warranty List. Except as set forth on the Product Warranty List, since January 1, 1991, no product warranty or similar claims have been made in writing or, to Seller's knowledge, threatened in connection with the Business.

                 5.19 PRODUCT LIABILITY. Except as set forth on the Product Liability List attached hereto as Schedule 5.19, since January 1, 1991, the Seller has not received written notice or information, and otherwise has no knowledge, as to any pending or asserted claim or allegation of personal death or material personal injury, property or economic damage, claim for punitive or exemplary damages, claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed in connection with the Business or any service provided in connection with the Business, except for warranty claims.

                 5.20 FINDERS. No finder or broker has acted on behalf of Seller in connection with the transactions contemplated by this Agreement other than Peers & Co., all of whose fees and expenses shall be paid by Seller.

                 5.21 BUYER'S ABILITY TO OPERATE THE BUSINESS. Upon the lease to Buyer of the Cleveland Plant pursuant to the Cleveland Lease and the sale to Buyer of the Transferred Assets and assumption by Buyer of the Assumed Liabilities hereunder, and subject only to the effect of the Excluded Assets, Buyer shall have received from Seller all the machinery and equipment, inventory, contracts, permits, intellectual property, leasehold interests, books and records, hardware and software, and other assets and rights necessary for Buyer to conduct the Business as the Business is presently conducted by Seller.

                 5.22 DISCLAIMER. EXCEPT AS OTHERWISE STATED IN SECTION 1 OR SECTION 5 OF, OR IN THE RELATED SCHEDULES TO, THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY RELATING TO, THE PHYSICAL CONDITION OR UTILITY OF THE TRANSFERRED ASSETS, ALL OF WHICH ARE TO BE SOLD "AS IS - WHERE IS," AND SELLER DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                 6.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own or to hold under lease the rights, properties and assets it will acquire pursuant to this Agreement and the other agreements contemplated hereby to be entered into by Buyer and to carry on the Business upon the consummation of the Closing.

                 6.2 CORPORATE POWER; DUE AUTHORIZATION. Buyer has all necessary corporate power and authority under its Articles of Incorporation and Regulations to execute, deliver and perform this Agreement and each of the other agreements contemplated hereby to be entered into by Buyer. The execution, delivery and performance of this Agreement, the Cleveland Lease, the Environmental Agreement and each of the other agreements contemplated hereby to be entered into by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and the other agreements contemplated hereby to be entered into by Buyer are, or upon their execution and delivery will be, the valid and binding obligations of Buyer.

                 6.3 NON-VIOLATION. The execution and delivery by Buyer of this Agreement, the Cleveland Lease, the Environmental Agreement and the other agreements contemplated hereby to be entered into by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby are not prohibited by, do not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, (i) any applicable law, rule, regulation or any order, writ, injunction or decree of any court or governmental authority of the United States or any State thereof, including any authority, department, commission, board, bureau, agency or instrumentality of either of the foregoing, in a manner which would have a material adverse effect on the ability of Buyer to perform its obligations hereunder or thereunder, (ii) the Articles of Incorporation or Regulations of Buyer, or (iii) any material contract, indenture, agreement or commitment to which Buyer is a party or bound.

                 6.4 NO GOVERNMENTAL CONSENT REQUIRED. Except for the filing and expiration or earlier termination of the applicable waiting periods prescribed by the HSR Act, no consent, approval, authorization or order of any governmental agency or body of the United States or any state or instrumentality thereof is required for the execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby to be entered into by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, the absence of which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the other agreements contemplated hereby.

                 6.5 FINDERS. Neither Buyer nor any of its directors, executive officers or authorized representatives has taken any action that, directly or indirectly, would obligate Seller to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

                 7. COVENANTS BY SELLER. From the date of this Agreement until the Closing Date, Seller will undertake to do the following:

                 7.1      CONDUCT THE BUSINESS TO THE CLOSING DATE.

                 (a) OPERATE THE BUSINESS. Seller shall carry on the Business in the ordinary course and will use all commercially reasonable efforts to preserve and promote the Business and the good will of the officers, employees, customers, suppliers of the Business. In particular, Seller shall not cause, incur or permit with respect to the Business:

         (i) Any increase in any rate of compensation of any employees or agents, or any changes in the cost or benefits under any bonus, insurance, pension, welfare or other employee benefit plan except for changes in the ordinary course of the Business, none of which shall individually or in the aggregate be material;

         (ii) Any waiver or release of any rights relating directly to the Business of material value;

         (iii) Any cancellation or compromise of any of receivables or claims of the Business against others other than in the ordinary course of business;

         (iv) Any transfer or grant of any material rights relating to the Intellectual Property;

         (v) Any purchases of inventory other than in the ordinary course of business; or

         (vi) Any default in the payment of any indebtedness or in the performance of any contracts or obligations or in the filing of any returns or reports required by any governmental agency or in the making of any disclosure to employees required in connection with any employee benefit plan whether by law or by the terms of the plan, unless such default would not have a material and adverse effect on the Business.

                 (b) MAINTAIN ASSETS. Seller will use all commercially reasonable efforts to maintain the Transferred Assets in as good repair, working order and condition substantially as exists on the date of this Agreement, and will not purchase, sell, lease or otherwise dispose of such assets without the prior written consent of Buyer, other than in the ordinary course of business.

                 (c) CONTRACTS. Seller will not amend, supplement or terminate the contracts, agreements and commitments, if any, identified on the Contracts List, nor will it enter into any contract, agreement, or commitment that would be listed on an updated Contracts List, or incur a material liability, except in the ordinary course of business, without receiving the prior written consent of Buyer.

                 (d) MAINTAIN BOOKS OF ACCOUNT. Seller will maintain the books of account and records of the Business in the ordinary course and will file when due all tax returns and tax reports required to be filed by Seller, and pay when due all taxes, interest and penalties shown to be due thereon, with respect to the Business.

                 (e) COMPLY WITH LAW. Seller will comply in all material respects with all laws applicable to the Business or contest in good faith, upon the advice of counsel, any alleged failure to comply with any such laws.

                 7.2 MAINTAIN INSURANCE. Maintain its insurance in full force and effect, with policy limits and scope of coverage not materially less than is now provided by its present insurance.

                 7.3 ADVISE BUYER OF ADVERSE CHANGE. Promptly advise Buyer of the occurrence of any event or condition that materially and adversely affects the Transferred Assets or the conduct of the Business or the imposition of any lien, pledge or encumbrance on any of the Transferred Assets.

                 7.4 ACCESS FOR BUYER. Continue to provide Buyer's officers, employees, agents, accountants, attorneys, engineers, and other authorized representatives with reasonable access, during business hours and consistent with the normal operation of Seller's business, to the locations owned by it and to the documents, books, and records relating to the Business to the extent necessary to enable Buyer or Buyer's representative to make a thorough investigation of the Business, to make a physical examination of Seller's assets, to conduct environmental and safety examinations, and to examine its documents, books and records; provided, however, that Buyer's employees, agents, and authorized representatives shall, until the Closing, treat all such information as confidential and not divulge or make accessible such information to any third party other than its lenders, counsel, accountants, or agents in connection with the consummation of the transaction contemplated herein, and, provided, further, if the parties hereto shall fail to consummate the transactions contemplated hereby, Buyer shall (a) upon the request of Seller, return all originals, copies, and summaries of such information to Seller, and (b) continue to treat all such information as confidential and not divulge such information to any third party. The foregoing confidentiality and non-disclosure obligations shall not apply to information that (i) at the time of Seller's disclosure is generally known to the public or, after disclosure, becomes generally known to the public other than by a breach of this Agreement; (ii) is already in Buyer's possession the time Seller discloses the information to Buyer; (iii) is later received on a non-confidential basis from a third party having the right to impart such information; or (iv) is required to be disclosed by court or governmental order.

                 7.5 THIRD-PARTY CONSENTS. Use its commercially reasonable efforts to obtain all consents and approvals of third parties, if any, required to permit the transactions contemplated by this Agreement, including without limitation, the consents and approvals identified on the List of Indispensable Consents attached hereto as Schedule 7.5.

                 7.6 COMPLIANCE WITH CONDITIONS. Use its commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on or prior to the Closing Date.

                 7.7 TRANSFER OF WARRANTIES. In the event that any of the Transferred Assets is under any warranty from the manufacturer or the original seller thereof, Buyer will be entitled to the benefit of the warranty to the extent that the warranty is available to a transferee, and Seller will execute such instruments as may by required to transfer the warranty to Buyer.

                 7.8 PROHIBITION ON SEEKING COMPETING OFFERS. From and after the date hereof until the Closing Date, Seller agrees that it will discontinue and refrain from any negotiations, discussions, or communications with any persons or entities other than Buyer relating to the possible acquisition of the Business by such persons or entities, whether by merger, consolidation or the purchase of all or any substantial portion of the assets of the Business. During such period, Seller will not solicit, directly or indirectly, offers from any persons or entities other than Buyer relating to the possible acquisition of the Business, and Seller will not provide to any such persons or entities other than Buyer access to its properties, books, records, financial statements, contracts and documents related to the Business.

                 7.9 STATE TAXES. Buyer shall pay any state of Ohio or Wisconsin sales, business, franchise or other tax liabilities that may be incurred as a result of the transaction contemplated herein. Seller hereby agrees to fully comply with and cooperate with Buyer concerning filing any reports, notices or other information with the states of Ohio and Wisconsin prior to the Closing Date in accordance with applicable regulations and statutes which may allow Buyer to insulate itself from any sales, business, franchise, or other tax liabilities to be incurred after the Closing.

                 7.10     TITLE COMMITMENT; TITLE POLICY; DEFECTS.

                 (a) Seller, at Seller's cost and expense, shall cause Lawyer's Title Insurance Corporation (the "Title Company") to issue and deliver its commitments for issuance of: (i) ALTA leasehold policies (Form B - revised 10/17/70 as to the Cleveland Lease and ALTA Form 1992 as to the Janesville Lease) of title insurance covering the Cleveland Lease (in the amount of $3,400,000) and the Janesville Lease (in the amount of $1,800,000) (together, the "Leasehold Title Commitments"). The Leasehold Title Commitments shall show the results of a special tax search with respect to the premises demised by each of the Cleveland Lease and the Janesville Lease. Two (2) copies of the Leasehold Title Commitments, together with two (2) copies of each document affecting the Cleveland Plant and the Janesville Lease, shall be delivered to Buyer upon receipt thereof by Seller.

                 (b) In the event that the Survey (as hereinafter defined) or title examination by the Title Company, at any time prior to Closing, discloses any matter materially and adversely affecting the Cleveland Lease or the leasehold interest created by the Janesville Lease which is not included within the Permitted Exceptions or Leasehold Permitted Exceptions or which has not theretofore been waived or approved by Buyer in accordance with the provisions of this Section
         7.10 (individually, a "Defect" and collectively, the "Defects"), Buyer shall have the right, exercisable by written notice given to Seller within ten (10) days after Buyer receives the applicable Leasehold Title Commitment or Survey disclosing the existence of such Defect, to approve or disapprove the Defect. If Buyer shall fail to disapprove the Defect within the ten (10)-day period, Buyer shall be deemed to have approved such Defect. In the event Buyer shall disapprove any such Defect, as provided in this Section 7.10(b), Seller shall have thirty (30) days from the date of Buyer's notice of disapproval in which to seek to cause the disapproved Defect to be cured or removed or to cause the Title Company to provide affirmative coverage with respect thereto in form and substance acceptable to Buyer in its reasonable discretion.

                 (c) If within the thirty (30)-day period (i) the disapproved Defect is not cured or removed, (ii) the Title Company does not agree to provide affirmative coverage with respect to the disapproved Defect in form and substance acceptable to Buyer in its reasonable discretion, and (iii) the disapproved Defect is not waived in writing by Buyer, Buyer shall have the right, exercisable by notice given to Seller within ten (10) days after the end of the thirty
         (30)-day period, either: (A) to accept the Cleveland Lease or the Janesville Lease subject to the Defect with no abatement of the rent under the Cleveland Lease, the purchase price for the Cleveland Plant set forth therein, or the purchase price for the Janesville Lease, and with additional exceptions for such Defect shown in the Title Policy referred to in Section 7.10(e) below, or (B) to terminate this Agreement in accordance with Section 18. If Buyer shall fail to give notice of its election to Seller within the ten (10)-day period, Buyer shall be deemed to have elected (A) above. In the event of the termination of this Agreement pursuant to this Section 7.10, neither of the parties hereto shall be liable to the other hereunder and this Agreement shall be null and void.

                 (d) Notwithstanding any provision of this Section 7.10 to the contrary, Seller shall have the unconditional obligation, on or prior to the Closing Date, to secure releases, discharges, satisfactions or otherwise cure, at no cost to Buyer, any Defect which is a lien for the payment of money only or any exception to title which arose after the date of this Agreement solely as the result of the act or volition of Seller.

                 (e) It shall be a condition precedent to Buyer's obligation to consummate the transaction contemplated hereby that the Title Company can and will: (i) upon filing of the Cleveland Lease and the Janesville Lease Assignment, or in either case, a memorandum of lease or assignment of lease of record, issue its ALTA leasehold policies (Form B - revised 10/17/70 as to the Cleveland Lease and ALTA Form 1992 as to the Janesville Lease) of title insurance (the "Title Policies") in the full amount set forth above, insuring Buyer as the lessee of the Cleveland Plant and the Janesville Plant, respectively. The Title Policies shall be subject only to the Permitted Exceptions and Leasehold Permitted Exceptions, respectively, and any Defects which Buyer approves or is deemed to have approved, waives, or accepts or is deemed to have accepted pursuant to this Section 7.10, and shall be without exception for the so-called standard printed exceptions (rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes, or any other matters which would be disclosed by an accurate survey or inspection of the real property subject to the Cleveland Lease and the Janesville Lease, easements or claims of easements not shown by the public records, or any lien or right to a lien for services, labor, or materials furnished to the Cleveland Plant or the Janesville Plant, imposed by law, and not shown by the public records), unless and except to the extent that any such matter included in the so-called standard printed exceptions has been approved or waived by Buyer. Seller agrees to execute and deliver to the Title Company such affidavits and instruments as reasonably may be required to permit the Title Company to issue Buyer's title evidence in the form required by this subsection. Notwithstanding any provision of this Agreement to the contrary, Seller's representations and warranties with respect to its title to the Cleveland Plant and to its leasehold interest as to the Leased Real Property set forth in Section 5.6 shall terminate and be of no further force and Buyer can make no claim for breach thereof after the delivery to Buyer of the Title Policies.

                 7.11 SURVEY. Prior to the Closing Date, Seller, at Buyer's cost and expense, shall cause McSteen & Associates, Inc. (with respect to the Cleveland Plant) and R. H. Batterman & Co., Inc. (with respect to the Janesville Plant) to prepare and deliver to Buyer, Seller and the Title Company surveys of the real property subject to the Cleveland Lease and the Janesville Lease (the "Surveys") in form sufficient to enable the Title Company to delete from the Title Policies the so-called standard printed exception for matters disclosed by an accurate survey. If Buyer so requests, a perimeter legal description prepared by McSteen & Associates, Inc. shall be used to describe the real property subject to the Cleveland Lease. In the event either of the Surveys discloses any encroachments, overlaps, boundary line disputes or any other matters materially and adversely affecting title to the real property subject to the Cleveland Lease or the Janesville Lease or which violates any law, rule, or regulation, such matters(s), to the extent not included within the Permitted Exceptions or Leasehold Permitted Exceptions, shall be considered to be a Defect(s) and the relative rights and obligations of the parties with respect thereto shall be governed by the provisions of Section 7.10.

                 8. COVENANTS OF BUYER. From the date of this Agreement until the Closing Date, Buyer will:

                 8.1 COMPLIANCE WITH CONDITIONS; COOPERATION. Use its best efforts to cause the conditions set forth in Section 9 to be satisfied on or prior to the Closing Date, and take all commercially reasonable steps reasonably requested by Seller to help secure the consents and approvals referred to in Section 7.5.

                 8.2      TREATMENT OF EMPLOYEES AFTER CLOSING.

                 (a) COLLECTIVE BARGAINING AGREEMENTS. Buyer shall assume the Agreement dated November 28, 1992 between Seller and the UAW, Local 486 (the "Local 486 Agreement"), and the current Agreement between Seller and the UAW, Local 95 Unit #10 (the "Janesville Agreement") (collectively, the "Collective Bargaining Agreements") on the Closing Date by a written assumption of such Collective Bargaining Agreements, and shall take all action with respect thereto as may be required thereunder or by applicable law, provided that authorized representatives of the UAW shall have executed and delivered to Buyer on the Closing Date the agreement of the UAW to the Local 486 Agreement with Buyer as the successor to Seller thereunder.

         (i) Buyer will establish a qualified pension plan (the "Buyer Hourly Pension Plan") that, in conjunction with the benefits accrued under the Midland Steel Products Co. Pension Plan for Cleveland Hourly Rated Maintenance and Production Employees (the "Seller Hourly Pension Plan") as of the Closing Date, will provide the pension benefits required under the Local 486 Agreement. Seller shall amend the Seller Hourly Pension Plan effective as of the Closing Date to provide that (A) no participant therein who is an active employee as of the Closing Date and who becomes an employee of Buyer may retire and begin to receive his pension thereunder until his employment with Buyer has terminated and (B) except to the extent described in the preceding clause (A), service of employees with Buyer following the Closing Date shall not be counted for any purpose under the Seller Hourly Pension Plan (including, without limitation, for purposes of determining any employee's eligibility for early retirement under the Seller Hourly Pension Plan).

         (ii) In addition to the retiree medical and dental benefits under The Midland Steel Products Co. Retiree Medical Benefits Plan for Cleveland Plant Employees Represented by Local No. 486 (the "Retiree Medical Benefits Plan"), required by the Local 486 Agreement for employees who retire after the Closing Date, Buyer will provide the benefits required under the Retiree Medical Benefits Plan for employees who shall have retired after December 31, 1992, and on or before the Closing Date ("Post-December 31, 1992 Retirees"), but only to the extent of premium increases above the premium cost in effect on January 1, 1993, and only to the extent that funds are available from the Midland Steel Products Co. Retiree Medical Benefit Trust Agreement for Former Cleveland Plant Employees Represented by Local No. 486 (the "Trust") to pay such benefits. At the Closing, Buyer shall assume the Trust and the obligation to make matching employer contributions to the Trust. Buyer shall administer all benefits for the Post-December 31, 1992 Retirees (including, without limitation, by including the Post-December 31, 1992 Retirees in any applicable insurance coverages arranged by the Buyer), but shall be entitled to receive the amounts required from the Seller pursuant to Section 8.4(d) with respect to Post-December 31, 1992 Retirees and shall have no obligation to the Post-December 31, 1992 Retirees other than the obligations described in this paragraph (ii) in the event the Seller fails to perform its obligations with respect to the Post-December 31, 1992 Retirees described in
                    Section 8.4(d).

         (iii) Buyer shall assume as of the Closing Date Seller's obligation to provide health care continuation coverage under Part 6 of Subtitle B of Title I of ERISA ("COBRA Coverage") for former employees of the Business who as of the Closing Date have the right under the Local 486 Agreement to return to work.

                 (b) OFFERS TO SALARIED EMPLOYEES. For a period of 90 days following the Closing Date, Buyer shall use its best efforts to make continued employment available to substantially all salaried employees of the Seller as of the Closing Date whose services are provided or offices are located at the Plants, including, for such employees of Seller then on disability or any other leave, a continuation of such leave (all such employees who are employed by Buyer or who are on any such leave being the "Continuing Employees"), at salaries and initially with benefits which are reasonably comparable, within market conditions, individually and in the aggregate to the salaries and benefits provided for and on behalf of the Continuing Employees immediately prior to the Closing Date by Seller in accordance with Seller's practices and programs as they then exist, but not including any retiree medical benefits or severance benefits, provided, however, that Buyer shall have no obligation to provide any such comparable benefit at a cost to Buyer that is materially different from the cost to Seller of providing its present benefits to such employees. Notwithstanding the foregoing, Buyer shall in all events establish a group health plan that provides medical and dental coverage to Continuing Employees and their eligible dependents that does not exclude or limit coverage of any pre-existing condition of any Continuing Employee or his or her dependents.

                 (c) As soon as practicable after the Closing Date, Buyer shall establish a qualified Section 401(k) savings plan (the "Buyer Plan"), and as soon as practicable thereafter, the assets attributable to the account of each employee of the Seller who becomes an employee of Buyer, or the beneficiaries or alternate payees of such employees, under The Lamson & Sessions Co. Deferred Savings Plan (the "Lamson Plan") shall be transferred by the Trustee of the Lamson Plan to the Buyer Plan. The value of each such account to be transferred shall be equal to the value of such account determined by the Trustee on a valuation date which shall be the effective date such accounts are transferred. The Trustee shall effect such transfer as soon as possible after such valuation date. Such transfer shall be made in cash, unless liquidation of all or a portion of any guaranteed investment or annuity contract or similar insurance contract would result in a market value adjustment or other similar penalty, in which case the portion of any such contract covering employees whose accounts are transferred shall be segregated and transferred in kind. The transfer of funds shall in no event be made on a valuation date before 30 days after the filing with the Internal Revenue Service of Forms 5310 for the Lamson Plan and the Buyer Plan, if necessary. Buyer and Seller agree to provide each other with such information as is in their possession and necessary for the other party to complete its Form 5310, if necessary. Seller shall cause appropriate amendments to be made to the Lamson Plan and Buyer shall cause appropriate provisions to be included in the Buyer Plan to carry out the provisions of this Section 8.2(c). Buyer's and Seller's obligations to effectuate the asset transfer described in this Section 8.2(c) shall be conditioned on each receiving evidence reasonably satisfactory to it that such transfer will not adversely affect the qualified status of its 401(k) savings plan under Section 401(a) or 401(k) of the Code.

                 (d) BENEFIT; ENFORCEABILITY. Nothing in this Agreement, including, without limitation, this Section 8.2, shall be deemed to be for the benefit of, or enforceable by or on behalf of, any labor union or by any Continuing Employee or any other present or former employee of Seller or any dependent or beneficiary of any such employee.

                 (e) SEVERANCE PAY. In the event Buyer (i) does not offer employment immediately after the Closing Date to any salaried employee of Seller (not including for this purpose any employees of Seller on disability or any other leave on the Closing Date), or (ii) terminates the employment of any Continuing Employee within 90 days after the Closing Date, Seller shall pay severance benefits under Seller's severance plan as in effect on the Closing Date for not more than a total of four individuals including both such salaried employees not offered employment by Buyer and Continuing Employees terminated by Buyer during such period. In the event that more than four individuals could be subject to the provisions of the preceding sentence, such provisions shall apply to the four individuals to whom the sentence applies in chronological order of the applicability of such provision to such individuals.

                 (f) JANESVILLE WELFARE BENEFITS. If Blue Cross/Blue Shield of Wisconsin consents thereto, Buyer shall assume as of the Closing Date the contractual rights and obligations of Seller under the "BeneMax Trust" with Blue Cross/Blue Shield of Wisconsin (including, without limitation, the obligations of Seller thereunder with respect to COBRA Coverage), under which the Seller provides welfare benefits to hourly employees and former hourly employees of the Janesville Plant. If Blue Cross/Blue Shield of Wisconsin does not consent to such assumption by Buyer, Buyer shall otherwise discharge its obligations hereunder with respect to welfare benefits for employees of the Janesville Plant. Nothing in this provision shall override the obligation, set forth in
         Section 8.4(d), of Seller to provide the retiree medical benefits specified therein for salaried employees.

                 8.3 ACCESS FOR SELLER. Buyer will make available to Seller and its representatives for inspection and copying such records pertaining to the Business as may reasonably be requested by Seller in connection with its rights or obligations as the former owner of the Transferred Assets, including but not limited to cooperation: (a) in the preparation of financial information about the Business for all periods for which information in the possession of Buyer is relevant; (b) in the preparation, and in the audit by taxing authorities, of Seller's tax returns for all periods for which information in the possession of Buyer is relevant; and (c) with respect to any pending or threatened litigation to which Seller is party. Buyer's obligations under this Section 8.3 are subject to its right to conduct its operations with minimal disturbance and to reimbursement by Seller for the reasonable costs incurred in carrying out its obligations under this
Section 8.3.

                 8.4      COVENANTS AND OTHER PROVISIONS REGARDING GROUP HEALTH
PLANS.

                 (a) Subject to Sections 8.2(a)(iii) and 8.2(f), Seller will maintain a group health plan that provides coverage or continuation coverage rights, as applicable, to Seller's employees and former employees, their spouses, former spouses, dependents, and former dependents covered on the Closing Date ("Covered Persons") under the group health plans maintained by Seller for the time period and to the extent necessary under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, as amended (herein collectively referred to as "COBRA") and under applicable state law to provide after the Closing Date any continuation coverage with respect to such Covered Persons.

                 (b) Subject to Sections 8.2(a)(iii) and 8.2(f), Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage (including but not limited to medical and dental coverage) required to be provided to any of Seller's employees and former employees, their spouses, former spouses, dependents, and former dependents, under COBRA and under applicable state law to the extent such notices are required to be provided by any party under COBRA or under state law by reason of the events occurring prior to, on, or after the Closing Date or by reason of the transactions contemplated by this Agreement. Seller also agrees to hold Buyer harmless from, and to fully indemnify Buyer against any costs, expenses, losses, damages, and liabilities incurred or suffered by Purchaser, directly or indirectly, including, but not limited to, reasonable legal fees and expenses, with respect to any failure of the Seller to comply with the requirements of this Section or COBRA, provided that any such costs, expenses, losses, damages or liabilities are not a result of Buyer's breach of its obligations under Sections 8.2(a)(iii) or 8.2(f).

                 (c) For a period of 30 days following the Closing Date, Seller will, on behalf of Buyer, continue to provide, on a claims incurred basis, each employee of the Seller who becomes an employee of the Buyer the medical and dental coverage in effect with respect to such employee immediately prior to the Closing Date. Buyer shall reimburse Seller for the amount of the premium, claims, payments, administrative and other costs incurred by Seller in providing such coverage under Seller's group health plans described in this Section 8.4(c).

                 (d) Seller will continue to provide retiree medical and dental benefits as required under the Retiree Medical Benefits Plan for covered employees who retired before January 1, 1993. Seller will remain obligated to pay for retiree medical and dental benefits as required under the Retiree Medical Benefits Plan for Post-December 31, 1992 Retirees to the extent of the premium cost in effect for the Post-December 31, 1992 Retirees on January 1, 1993, it being understood by Buyer and Seller that such premium cost for Post-December 31, 1992 Retirees is at one level for individuals not eligible for Medicare and at a lower level for individuals eligible for Medicare, and that Seller's obligation described in this Section 8.4(d) at any particular time is based on each individual's respective Medicare eligibility (or non-eligibility) at such time. As provided in Section 8.2(a)(ii), Buyer shall administer all benefits for Post-December 31, 1992 Retirees. Seller shall pay to Buyer (or to such other person as Buyer may designate from time to time) the amount of the premium cost in effect from time to time for the Post-December 31, 1992 Retirees at such time or times and in such manner as shall be reasonably satisfactory to Buyer and Seller.

                 (e) Salaried employees of the Business who are eligible to retire from Seller as of the Closing Date and to receive upon such retirement retiree medical coverage under plans of Seller then in effect shall, together with their eligible dependents, be entitled after the Closing to such retiree medical coverage as Seller may provide from time to time under the plans of Seller in effect from time to time, which coverage shall be secondary to the medical coverage provided to such salaried employees of Buyer while they are actively employed by Buyer, and which coverage may be limited to the extent that Seller is unable to maintain stop loss insurance coverage with respect to individuals described in this Section 8.4(e) to protect Seller from claims in excess of stop loss levels maintained by Seller for its other retirees from time to time. Upon retirement of such salaried employees from employment with Buyer, Seller's coverage (if any) shall become primary.

                 9. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless such conditions are waived by Buyer:

                 9.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. Seller's representations and warranties made in this Agreement are true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date. Seller shall have provided to Buyer, no later than two days prior to the Closing Date, supplements to each Schedule attached hereto or other information so that each such Schedule shall set forth, as of the Closing Date, all the information contemplated by the representation to which it relates. Buyer shall not be obligated to close the transactions contemplated hereby if any fact newly disclosed in such supplements, or any other fact which becomes known to Buyer after the date of this Agreement and is promptly disclosed by Buyer to Seller in writing, indicates a material adverse change in the Business.

                 9.2 COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement and the Environmental Agreement that are to be performed or complied with by it prior to or on the Closing Date, and Seller is not otherwise in material default in any respect under any of the provisions of this Agreement or the Environmental Agreement.

                 9.3 NO LITIGATION. No litigation, proceeding, investigation, or inquiry is pending or threatened against Buyer or Seller which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or would materially and adversely affect Buyer's right to carry on the Business as presently conducted.

                 9.4 THIRD-PARTY CONSENTS AND APPROVALS. Seller shall have obtained all third-party consents and approvals, if any, identified on the List of Indispensable Consents.

                 9.5 OPINIONS OF COUNSEL FOR SELLER. Seller shall have delivered to Buyer opinions of counsel dated as of the Closing Date, substantially in the forms attached hereto as Exhibit E, Parts 1 and 2.

                 9.6 HART-SCOTT-RODINO. All applicable governmental pre-acquisition filing and waiting period requirements or other requirements applicable to this transaction, including, without limitation, those under the HSR Act, as amended, shall have been satisfied.

                 9.7 LIENS. Seller shall obtain releases from all financing statements covering the Transferred Assets other than those relating to Personal Property Leases or matters permitted under Section 7.11, and shall provide Buyer on or by the Closing Date with evidence of such releases and of the filing of any Uniform Commercial Code termination statements with respect thereto.

                 9.8 TITLE POLICIES. The Title Company shall be prepared to issue the Title Policy as to the leaseholds under the Janesville Lease and the Cleveland Lease as required in Section 7.10.

                 10. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless such conditions are waived by Seller:

                 10.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. Buyer's representations and warranties made in this Agreement are true in all material respects as of the Closing as though such representations and warranties were made as of the Closing.

                 10.2 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement and the Environmental Agreement that are to be performed or complied with by it prior to or on the Closing Date, and Buyer is not otherwise in default in any material respect under any of the provisions of this Agreement or the Environmental Agreement.

                 10.3 NO LITIGATION. No litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

                 10.4 THIRD PARTY CONSENTS AND APPROVALS. Seller shall have obtained all third-party consents and approvals, if any, identified on the List of Indispensable Consents.

                 10.5 OPINION OF COUNSEL FOR BUYER. Buyer has delivered an opinion of Thompson, Hine and Flory dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

                 10.6 HART-SCOTT-RODINO. All applicable governmental pre-acquisition filing and waiting period requirements or other requirements applicable to this transaction, including, without limitation, those under the HSR Act, as amended, shall have been satisfied.

                 10.7 GUARANTY OF IOCHPE-MAXION S.A. Iochpe-Maxion, S.A., shall have executed and delivered to Seller its Guaranty in the form of Exhibit I hereto.

                 11. FURTHER ASSURANCES. Seller will, from time to time after the closing, upon the reasonable request of Buyer and at Buyer's cost and expense, execute, acknowledge, and deliver all such further documents and instruments as may be reasonably required to carry out the transactions contemplated by this Agreement. Seller further agrees that it will cooperate with Buyer from and after the Closing in connection with the maintenance of favorable relations with all of its customers and suppliers, and the assertion of warranty claims, if any, against the suppliers with respect to any items in the Inventory.

                 12. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, each of the parties hereto shall pay its own expenses, income and similar taxes, and costs (including, without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated hereby, except as otherwise provided herein, in the Lease, or in the Environmental Agreement.

                 13. BULK SALES COMPLIANCE. Seller and Buyer agree to waive the application of all bulk sales laws.

                 14.      COVENANT NOT TO COMPETE.

                 (a) During the five year period following the Closing Date, Seller shall not, directly or indirectly, compete with Buyer in the United States in the sale of products sold by the Business in the three years preceding the Closing Date.

                 (b) During the five year period immediately following the Closing Date, Seller shall not, directly or indirectly, compete with respect to a product sold by the Buyer to a customer located outside the United States if such product has been sold by the Seller to such customer within the one year period immediately preceding the Closing Date.

                 (c) Seller acknowledges that a breach of its obligations under this Section 14 would result in irreparable injury to Buyer for which damages would not be an adequate remedy. Therefore, Seller consents to the issuance of injunctive relief in the event of a breach of its obligations under this Section 14, in addition to any other remedies to which Buyer may be entitled by law.

                 (d) Any provision of the foregoing covenant that is prohibited or unenforceable, including without limitation, as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability.

                 (e) Seller acknowledges that this covenant not-to-compete is a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. Seller further acknowledges that it has benefited from the Agreement and will benefit from the transactions contemplated hereby and that such benefits are adequate consideration to support this covenant not to compete.

                 15. EXCLUDED ASSETS. All Excluded Assets (other than the Cleveland Plant) located at either of the Plants shall be removed from the Plants by Seller at its sole cost and expense within thirty (30) days following the Closing Date.

                 16. PUBLIC ANNOUNCEMENTS AND RELEASES. No party to this Agreement will, prior to the Closing, make or cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without consultation with the other party to this Agreement, except that Seller may make such filings under the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange and such public announcements as may, upon advice of counsel, be necessary or appropriate in connection with the transactions contemplated hereby.

                 17.      INDEMNIFICATION.

                 17.1 INDEMNIFICATIONS BY SELLER FOR GENERAL CLAIMS. From and after the Closing, but subject to the conditions and limitations set forth in this Article 17, Seller shall indemnify and hold Buyer harmless for any and all loss, cost, damage, claim, fine, penalty, expense, including, without limitation, reasonable attorneys' fees and expenses, amounts paid in settlement, court costs, out-of-pocket costs of investigation, fees and expenses of accountants, investment bankers and other experts, and other expenses of litigation (collectively, "Damages"), actually incurred or suffered by Buyer to the extent resulting from (a) any inaccuracy in any representation or warranty of Seller contained in Article 5 of this Agreement or in any certificate delivered at the Closing (other than reaffirmations of such representations and warranties contained in any such certificate delivered at the Closing), (b) any breach of any covenant or agreement of Seller contained in this Agreement, or
(c) any claim made or asserted against Buyer under any bulk sales law but (z) excluding any claim relating to Excluded Liabilities or Continuing Employees (clauses (a) through (c), but excluding (z), collectively, the "General Claims").

                 17.2 LIMITATIONS ON GENERAL INDEMNIFICATION. (a) Buyer shall not be entitled to indemnification for Damages incurred or suffered with respect to General Claims, until, and then only to the extent that, the aggregate Damages with respect to General Claims to which Buyer is otherwise entitled to indemnification exceed $100,000 (the "General Deductible").

                 (b) Once Damages incurred or suffered with respect to General Claims exceed the General Deductible, Buyer shall be entitled to indemnification for two-thirds (66 2/3%) of Damages incurred or suffered with respect to General Claims until the aggregate payments by Seller under this paragraph equal $700,000.

                 (c) Any claim for indemnification with respect to General Claims that is not asserted in accordance with Section 17.5 prior to 5:00 p.m. (Cleveland, Ohio Time) on the date which is one year after the Closing Date may not be pursued and shall be irrevocably waived.

                 17.3 INDEMNIFICATION BY SELLER FOR EXCLUDED LIABILITIES. From and after the Closing, without any limitation as to amount or as to time for the assertion of any claim, but subject to the conditions set forth elsewhere in this Article 17, Seller shall indemnify and hold Buyer harmless for Damages actually incurred or suffered by Buyer to the extent resulting from any Excluded Liability.

                 17.4 INDEMNIFICATION BY SELLER FOR CERTAIN EMPLOYEE CLAIMS. From and after the Closing, but subject to the conditions and limitations set forth in this Article 17, Seller shall indemnify and hold Buyer harmless for Damages actually incurred or suffered by Buyer from:

                 (a) any claim made by any Continuing Employee by reason of any provision of Section 8.2(b) or (c) of this Agreement (unless and to the extent that any such damages arise out of violation of law by Buyer or any covenant or representation of Buyer made to a Continuing Employee which is different from the provisions of such
         Section 8.2 ("Continuing Employee Claims").

                 (b) Buyer shall not be entitled to indemnification for Damages incurred or suffered with respect to Continuing Employee Claims to the extent that aggregate amounts paid by Seller would exceed $750,000.

                 (c) Any claim for indemnification with respect to Continuing Employee Claims that is not asserted in accordance with
         Section 17.6 prior to 5:00 p.m. (Cleveland, Ohio time) on the date that is one year after the end of the 90 day period following the Closing Date as provided in Section 8.2 may not be pursued and shall be irrevocably waived.

                 17.5 NOTICE; OTHER PROCEDURES. (a) In the event that any action, suit, proceeding, investigation, claim or demand is asserted against or sought to be collected from Buyer (a "Third Party Claim") for which Buyer intends to assert a right of indemnity under Sections 17.1, 17.3 or 17.4 and/or a Third Party Claim is made that Buyer intends to count against the General Deductible, Buyer shall notify Seller with reasonable promptness of such Third Party Claim, specifying, to the extent known, the nature, circumstances and amount of the Third Party Claim (a "Third Party Claim Notice"). The Seller shall have 14 days from its receipt of a Third Party Claim Notice to notify Buyer (i) whether Seller disputes Buyer's right of indemnity with respect to such Third Party Claim and (ii) if Seller does not dispute such right, whether or not Seller desires to defend Buyer against such Third Party Claim.

                 (b) If the Seller notifies Buyer within the 14-day period that (i) except for the limitations of this Article 17, the Seller does not dispute the Buyer's right of indemnity and (ii) the Seller desires to defend against such Third Party Claim, then the Seller shall have the right to assume and control, at its sole cost and expense, the defense of such Third Party Claim by appropriate proceedings with counsel reasonably acceptable to Buyer. Buyer may participate in, but not control, any such defense or settlement, at its sole cost and expense.

                 (c) If the Seller (i) disputes the Buyer's right of indemnity with respect to a Third Party Claim, or (ii) does not dispute such right of indemnity but fails to promptly assume and prosecute the defense of such Third Party Claim, then Buyer shall be entitled to assume and control the defense of such Third Party Claim, and the Buyer shall be entitled to indemnification for the cost of such defense, with counsel reasonably acceptable to the Seller.

                 (d) The party responsible for the defense of any Third Party Claim (the "Responsible Party") shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of any Third Party Claim for which such party is not the Responsible Party, including, without limitation, all settlement negotiations and offers. With respect to a Third Party Claim for which the Seller is the Responsible Party, Buyer shall make available to the Seller and its representatives all books and records of Buyer relating to such Third Party Claim and shall render to the Seller such assistance and access to records and the representatives of Buyers as the Seller as its representatives may reasonably request.

                 (e) Neither the Seller, on the one hand, nor the Buyer, on the other hand, shall enter into any settlement of any Third Party Claim without the prior written consent of the other party. The Responsible Party shall promptly notify the other party of each settlement offer (including whether or not the Responsible Party is willing to accept the proposed settlement with respect to a Third Party Claim). Such other party agrees to notify the Responsible Party with reasonable promptness whether or not such party is willing to accept the proposed settlement offer. If the Buyer fails to consent to any settlement offer of a Third Party Claim (whether or not Buyer is the Responsible Party with respect to such Third Party Claim), Buyer may continue to contest or defend such Third Party Claim and, in such event, the maximum total indemnity with respect to such Third Party Claim (including the reasonable costs and expenses of contesting or defending such Third Party Claim incurred after Buyer fails to consent to such settlement offer) shall not exceed the amount of such settlement offer.

                 (f) In the event that the Buyer has a claim for indemnity or against the General Deductible that does not involve a Third Party Claim (a "Direct Claim"), Buyer shall notify the Seller of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"). If the Seller notifies Buyer that it disputes Buyer's claim for indemnity or claim against the General Deductible or the Environmental Deductible with respect to a Direct Claim set forth in a Direct Claim Notice, Buyer and Seller shall use reasonable efforts to resolve such dispute.

                 17.6 LIMITATIONS ON SELLER'S INDEMNIFICATION. For purposes of this Agreement, the amount of Damages with respect to General Claims, Excluded Liability Claims and Continuing Employee Claims, shall be reduced to the extent of any applicable net tax benefit, insurance proceeds or other third party recovery received by the Buyer. Buyer shall timely file claims for insurance proceeds and/or defense and pursue all other third party reimbursement rights with respect to any Damages sustained by Buyer. Buyer shall not be entitled to indemnification for any Damages (i) incurred by Buyer in connection with resolving any dispute arising with respect to Buyer's right to indemnification under this Agreement or (ii) resulting from any untrue or incorrect representation or warranty, or breach of a covenant or agreement by Seller contained in this Agreement and disclosed to Buyer in the certificate delivered by Seller at the Closing. Except as provided in Sections 3.2 and 3.4, the indemnification rights provided in this Article 17 shall be Buyer's sole and exclusive remedy for Damages resulting from any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or otherwise relating to this Agreement or in respect of this Agreement, and the Buyer shall not assert any claim relating to this Agreement or based hereon except by exercising its rights under this
Article 17.

                 17.7 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify and hold Seller and its officers, directors and affiliates harmless for any Damages actually incurred or suffered by any of them to the extent resulting from (a) any inaccuracy in any representation or warranty of Buyer contained in Section 6 of this Agreement (or in any certificate delivered at the Closing), (b) any breach of any covenant or agreement of Buyer contained in this Agreement, (c) any claim against Seller arising out of any violation of law by Buyer, or (d) the Assumed Liabilities.

                 18. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date --

                 (a)      By the written consent of Buyer and Seller;

                 (b)      By Buyer if any of the conditions set forth in
         Section 9 of this Agreement have become incapable of fulfillment on or before July 31, 1994, except in the case of an event described in
         Section 1.5, in which case the Closing or termination of this Agreement shall be subject to the provisions of Section 1.5;

                 (c)      By Seller if any of the conditions set forth in
         Section 10 of this Agreement have become incapable of fulfillment on or before July 31, 1994, except in the case of an event described in
         Section 1.5, in which case the Closing or termination of this Agreement shall be subject to the provisions of Section 1.5; or

                 (d) By Seller or by Buyer if any action, suit, or proceeding before any court or other governmental body or agency has been instituted to restrain, modify, or prohibit the transactions contemplated hereby, and either Seller or Buyer deems it inadvisable for that reason to proceed with such transaction.

If this Agreement is terminated in a manner permitted by subsections (a)-(d) of this Section 18 and the transactions contemplated hereby are not consummated as described above, this Agreement will become void and of no further force and effect, and neither of the parties hereto will have any liability to the other party in respect of a termination of this Agreement.

                 19. NOTICES. Notices hereunder will be effective when received if they are sent by facsimile or recognized courier, with confirmation of receipt and, in each case, addressed:

                 (a)      In the case of Buyer, prior to closing, to:

                          Iochpe-Maxion S.A.
                          Rua Guararapes, 2064-17degree mark andar
                          04561-004 Sao Paulo - SP
                          Brasil
                          Attention:  Nildemar Secches
                          FAX No.:  55-11-240-3825

                          and from and after the closing, to:

                          Iochpe-Maxion Ohio, Inc.
                          10615 Madison Avenue
                          Cleveland, Ohio  44102
                          Attention:  Salomao Ioschpe
                          FAX No: (216) 281-8411

                          With a copy in each case to:

                          Thompson, Hine and Flory
                          1100 National City Bank Building
                          Cleveland, Ohio  44114-7110
                          Attention: Raymond T. Sawyer, Esq.
                          FAX No.: (216) 566-5583

                 (b)      In the case of Seller, to:

                          The Lamson & Sessions Co.
                          25701 Science Park Drive
                          Cleveland, Ohio  44122-9803
                          Attention:  Allan J. Zambie, Esq.,
                                      General Counsel
                          FAX No: (216) 464-1455

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

                 20. GOVERNING LAW. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Ohio in the United States of America applicable to contracts made and to be performed wholly within the state of Ohio.

                 21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

                 22. CONSTRUCTION. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. Where any representation, warranty or other statement in this Agreement is expressly qualified by reference to the knowledge, information or belief of Seller, such knowledge, information or belief shall refer to the actual knowledge, information or belief of John B. Schulze, Charles E. Allen, James J. Abel, Melvin W. Johnson, and Allan J. Zambie in each case without any duty of inquiry or investigation or (b) information contained in the files, records, books, or documents actually maintained or required by law to be maintained by Seller, other than any such files, records, books or documents maintained at either Plant.

                 23. EXHIBITS. The exhibits and Schedules attached hereto and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein. To the extent that any one schedule cross references to any other schedule, the information referred to shall be deemed to be incorporated in its entirety to the schedule containing the cross reference.

                 24. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.

                 25. SUCCESSORS AND ASSIGNS. Either Buyer or Seller may assign their respective rights and delegate their respective duties under this Agreement to any of their respective affiliated companies. Seller may grant a security interest in its rights under this Agreement from and after the Closing Date to its secured lender(s) and Seller may otherwise pledge such rights under this Agreement to such lenders and provide the benefits available to Buyer under this Agreement to such lenders; PROVIDED, that no such assignment, delegation or pledge shall (a) relieve the Seller of any duties or obligations under this Agreement, nor (b) modify, amend or impair any defense the Buyer may have against Seller under this Agreement including the right to assert such defense against any of Seller's assignees, delegates or pledgees.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                           THE LAMSON & SESSIONS CO.


                           By: ____________________________
                               ______________, ____________


                           IOCHPE-MAXION OHIO, INC.


                           By: ____________________________
                               ______________, ____________

                                    GUARANTY

                          The undersigned, Iochpe-Maxion S.A., a Brazilian
company and the indirect owner of the above Iochpe-Maxion Ohio, Inc. ("Buyer") hereby guarantees to The Lamson & Sessions Co. the punctual performance by Buyer of its obligations under the foregoing Asset Purchase Agreement.

                          IN WITNESS WHEREOF, the undersigned have duly
executed this Guaranty this 4th day of May, 1994.

                                              IOCHPE-MAXION S.A.


                                              By_______________________________


                                              And______________________________

                        INDEX OF SCHEDULES AND EXHIBITS




Schedule 1.1(a)                               Equipment List
Schedule 1.1(e)(iii)                          Transferred Contracts List
Schedule 1.1(e)(iv)                           Personal Property Leases List
Schedule 1.1(f)                               Permit List
Schedule 1.1(h)                               Intellectual Property List
Schedule 2.1(c)                               Assumed Benefit Plans List
Schedule 3.2(b)                               Form of Price Waterhouse Certification
                                                on Closing Date Statement
Schedule 5.3                                  Divisional Balance Sheet, Adjustments
                                                from Divisional Balance Sheet and
                                                Pricing Balance Sheet
Schedule 5.5                                  Changes Since Date of Divisional
                                                Balance Sheet
Schedule 5.6A                                 List of Permitted Exceptions
Schedule 5.6B                                 List of Leasehold Permitted Exceptions
Schedule 5.8                                  List of Encumbrances
Schedule 5.10                                 Contracts List
Schedule 5.11                                 Inventory Location List
Schedule 5.13                                 Employee Benefits List
Schedule 5.14                                 Labor Matters List
Schedule 5.16                                 Litigation and Claims List
Schedule 5.17                                 Government Notice List
Schedule 5.18                                 Product Warranty List
Schedule 5.19                                 Product Liability List
Schedule 7.5                                  List of Indispensable Consents
Exhibit A                                     Cleveland Lease
Exhibit B                                     Environmental Agreement
Exhibit C                                     Allocation of Consideration
Exhibit D                                     Janesville Lease Assignment
Exhibit E                                     Opinion of Counsel for Seller
Exhibit F                                     Opinion of Counsel for Buyer
Exhibit G                                     General Assignment and Bill of Sale
Exhibit H                                     Assumption Agreement
Exhibit I                                     Guaranty of Iochpe-Maxion S.A.